AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter "Agreement") entered into this 12th day of December, 2007 and made effective as of the 15th day of August 2007, by and between KESSELRING HOLDING CORPORATION, a Delaware Corporation (hereinafter referred to as the "Company") and DOUGLAS P. BADERTSCHER, a Florida resident (hereinafter referred to as “Executive").

W I T N E S S E T H:

WHEREAS, The Company is a publicly traded holding company owning and operating subsidiary companies in the construction industry.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  RECITALS.  The foregoing recitals are true and correct in every respect and are incorporated by reference herein.

2.  DEFINITIONS.

a.	"Board" shall refer to the Board of Directors of Company.

b.
"Disability" or "Disabled" shall mean a physical or mental impairment that prevents Executive from performing the essential functions of his job after reasonable accomodation has been made for Executive, if required under the Americans with Disabilities Act.  Whether or not Executive is Disabled hereunder shall be determined by a physician selected by the Company and reasonably acceptable to the Executive.

c.	“Option” shall mean a written document authorizing the purchase of stock of Company, at a specified price, for a defined period of time.

3.  DUTIES AND DEVOTION OF EFFORTS.

a.
Duties.  Company hereby employs Executive to exercise all authority as the President and Chief Executive Officer (hereinafter referred to as “CEO”).  As President and CEO, Executive shall perform all duties and administrative tasks ordinarily performed by a President and Chief Executive Officer of a similar business and other duties reasonably assigned to him by the Board of Directors (hereinafter the "Board") to the extent permitted under law, including the Securities Laws of the United States, and applicable canons of professional ethics and which may reasonably be accomplished under the terms set forth herein.  Company is aware that Executive has other business interests that will require some of his time during non-working hours.

b.
Devotion of Effort.  Executive hereby agrees to devote substantially all of his time, attention and energies during normal business hours to the benefit of the business of the Company and its subsidiaries and to comply  in all material respects with all rules, regulations, policies and procedures of the Company applicable to all senior management.  During the term of this Agreement, Executive shall conduct himself in a manner befitting his position as a professional corporate chief executive officer.

4.  TERM OF AGREEMENT.  The Term of this Agreement shall begin August 15, 2007, and end on August 15, 2010 ("Initial Term").  Upon the expiration of the Initial Term, this Agreement shall be automatically renewed on a year-to-year basis (each a “Renewal Term”).  The Initial Term and any Renewal Term may sometimes hereafter be collectively referred to as the “Term”.

5.  COMPENSATION.  During each Term hereof, Company shall provide the following to Executive:

a.
Base Compensation.  Executive’s Annual Base Compensation shall be $250,000 annually.  From time to time thereafter, Executive’s Base Annual Compensation shall be increased consistent with the Company’s compensation policy for senior management determined by the Board of Directors.  Executive’s compensation shall be paid, and all withholding from gross salary required by federal or state law shall be made, by Company, in accordance with its usual payroll practices, provided that salary payments to be made to Executive hereunder shall be made no less frequently than twice monthly.

b.
Bonus.  Executive shall be entitled to Bonus compensation as set forth on Schedule 5(b).  Executive shall receive a $35,000 advance, payable upon execution hereof against future bonuses earned by Executive pursuant to Schedule 5(b).  In the event Executive’s employment is terminated for any reason other than death, termination without cause by Company or termination by Executive for good reason, then Executive shall repay such Bonus advance to Company within 5 days following the date of termination.

c.	Non-Cash Compensation. Company shall provide Executive with non-cash compensation as set forth on Schedule 5(c).

d.	Membership Fees. Company shall reimburse to Executive the cost of private club dues paid by Executive to the Founder’s Club, not to exceed the lesser of 70% of such dues or $2500 per annum.

e.
Benefits.  Company shall provide Executive with an annual or monthly membership to a local heath club of Executive’s choice, health insurance and disability insurance (which shall be sufficient to cover the Base Compensation for the term of the Agreement or the maximum available for the term of this Agreement, whichever is less).  In addition, Company will provide Executive with all of the fringe benefits now or hereafter approved by Company for any officer, including, but not limited to, 401(k) plan and life insurance.

f.	Automobile. Company shall provide Executive an automobile allowance of $350 per month plus fuel reimbursement.

g.
Miscellaneous Expenses.  Company shall reimburse Executive for Executive’s reasonable travel costs, occupational licenses, cell phone expense, promotional and business entertainment expenses, and all other related business expenses in accordance with Company policy.

h.	Leave. Other than as stated herein, use of leave and observation of holidays shall be subject to Company policies, which may change from time to time.

i.
Vacation.  Executive shall receive 4 weeks of paid Vacation per year (accrued fully at the beginning of each calendar year), of which a maximum of 4 weeks may be carried over from year to year, and shall be paid in full upon termination of Executive’s relationship with Company for any reason.

ii.
Sick Leave.  Executive shall receive 8 days of paid Sick Leave per year, which may be used due to health issues of Executive or his immediate family (accrued fully at the beginning of each calendar year), of which a maximum of 8 days may be carried over from year to year.  Unused sick leave is forfeited upon separation for any reason. Sick Leave may not be exchanged for compensation.  In the event Executive uses all accrued Sick Leave, Executive may use any accrued sick leave or accrued Professional Development Time to care for his own illness or the illness of a member of his immediate family.

i.	D & O Insurance. During the term of this Agreement, Company shall provide Director’s and Officer’s Insurance equal to or greater than that provided on the Effective Date of this Agreement.

j.
Professional Development Time.  Executive shall be entitled to a period of fifteen (15) days per year (accrued fully at the beginning of each calendar year) of Professional Development Time to attend conventions or continuing education seminars or any other reason approved by the Board, in its reasonable discretion. There shall be a carryover of such time from year to year. However, no compensation shall be paid to Executive for any unused Professional Development Time upon termination of this Agreement.

6.  EXECUTIVE EXPENSES.  Executive shall not be responsible for the payment of any approved expenses incurred in connection with his services provided to Company if such expenses are not paid by Company.

7.  TERMINATION OF AGREEMENT

a.
Termination.  Either party may terminate this Agreement at the expiration of the Initial Term or any Renewal Term by delivering a written Notice of Non-Renewal to the other party at least 60 days prior to the expiration of such Term.  Failure to provide such notice will result in an automatic renewal as set forth herein.

b.
Termination of Agreement by Company "For Cause".  Company may immediately terminate this Agreement For Cause, as defined below, upon delivery of a written notice to Executive.  For Cause shall be determined by the Board of Directors of the Company in its good faith discretion, and shall mean the occurrence of any of the following events:

(i)
Executive commits a material breach of this Agreement (other than as a result of being disabled (as defined below)) which breach continues for a period of thirty (30) days after written notice is given to Executive by the Company specifying the nature of the alleged breach or failure and warning of the consequences of a failure to correct (or, if such breach cannot be cured within thirty (30) days, Executive shall fail within such thirty (30) day period to take reasonable steps to remedy same; provided, however, Executive shall not be entitled to a cure period for repeated and continuous material breaches of this Agreement; or

(ii)	Executive is convicted of, or pleads guilty or no contest to, any crime punishable as a felony or embezzlement or fraud; or

(iii)	Executive engages in habitual intoxication, habitual drug abuse or willful malfeasance, that is, or reasonably could be, materially injurious to the Company’s business, finances or reputation.

(iv)
Executive fails to file any personal filings related to the personal securities trading activities of Executive which are required by the Securities and Exchange Commission to be filed by Executive due to Executive’s status as an insider of the Company.

c.
Termination by Company Without Cause.  Company may terminate this Agreement without cause by delivering notice of termination without cause to Executive.  In the event Executive’s position and duties are changed in a change of position (“Change of Position”) approved by the Board of Directors of Company for any reason, including a result of a Change of Control (as hereafter defined), then, if Executive does not consent to the Change of Position, this Agreement shall be considered terminated by Company without cause.  In the event this Agreement is terminated by the Company without cause, Executive shall be entitled to 12 months Base Compensation as severance, payable in four (4) equal quarterly installments, the first installment due ten (10) days of the date of termination and Company shall, in addition, pay the cost of Executive’s family health insurance coverage for the 12 month period following termination.  “Change of Control” shall mean the sale, merger, other combination or sale of assets of Company which results in a sufficient change of control of Company that Company files an 8-K to disclose such Change of Control or is advised by Company’s securities counsel that filing an 8-K disclosing such Change of Control is necessary.

d.
Termination by Employee for “Good Reason”.  Employee may immediately terminate this Agreement For Good Reason, as defined below, upon delivery of a written notice to Company.  Good Reason shall mean the occurrence of any of the following events:

i.
Relocation of the Company’s principal offices to a distance of more than 100 miles from the Company’s principal office as of the date hereof without Executive’s written consent, unless recommended to the Board of Directors by the Executive;

ii.
The requirement by the Company that the Executive be based anywhere other than Company’s principal offices without Executive’s written consent, which action continues for a period of fifteen (15) days after written notice is given to Company by Executive;

iii.
Company commits a material breach of this Agreement which breach continues for a period of thirty (30) days after written notice is given to the Company by the Executive (or if such breach cannot be cured within thirty (30) days, the Company shall fail within such thirty (30) day period to take reasonable steps to remedy the same); provided, however, the Company shall not be entitled to a cure period for repeated and continuous material breaches of this Agreement;

iv.
Company, without Cause or without Executive’s written consent, assigns the Executive to a position, responsibilities or duties of a materially lesser status or degree of responsibility than the Executive’s position as Company President and CEO, which action continues for a period of fifteen (15) days after written notice is given to the Company by Executive.

In the event this Agreement is terminated by the Executive for Good Reason, Executive shall be entitled to 12 months Base Compensation as severance, payable in one lump sum within ten (10) days of the date of such termination and Company shall, in addition, pay the cost of Executive’s family health insurance coverage for the 12 month period following termination.

e.
Death or Disability.  This Agreement shall automatically terminate upon the death of the Executive or the Disability of the Executive for a period in excess of ninety (90) consecutive days or for a period in excess of one hundred eighty (180) days during any consecutive twelve (12) month period.  In the event this Agreement is terminated as a result of Executive’s death or Disability, Base Compensation through the date of termination, any Options vested through the date of termination and any Bonus which has been earned but not yet paid shall be paid by Company to Executive or Executive’s estate, as appropriate.  In addition, Executive shall be entitled to be paid the pro-rated portion of any Bonus which would have been earned for the fiscal year in which the event of termination occurs, within 90 days of the date of determination of the Bonus (but no later than the date that is two and one-half months after the end of the calendar year in which the date of determination occurs), and to immediate vesting of any Options due to vest in the fiscal year of Company in which the death or disability occurs.

f.	Voluntary Termination. Executive may voluntarily terminate this Agreement by giving sixty (60) days written notice to the other party.

g.	Compensation Upon Termination.

i.
In addition to the severance compensation payable under Section 7(c) or 7(d) hereof, should this Agreement be terminated by Company at any time for any reason other than For Cause or by the Executive for any reason at any time after February 15, 2008, Company shall pay to Executive $35,000 and an amount equal to three (3) months Base Compensation for each completed full year of the term of this Agreement payable in one lump sum within ten (10) days of the date of such termination.  A year shall be considered 365 days. Partial years will not be compensated.  Such compensation shall be paid in four (4) equal quarterly installments, with the first installment due ten (10) days following the date of termination.

ii.
In the event of a termination of this Agreement for any reason, Executive shall be entitled to receive any Bonus which has been earned but not yet paid.  Bonus, if any, shall be deemed earned at the end of each reporting quarter of Company’s fiscal year.

iii.	In the event of a termination of this Agreement for any reason, Executive shall be entitled to receive pay in lieu of any unused accrued vacation as set forth in Article 5(h)(i) hereof.

iv.	Executive agrees that in the event of termination, Executive is not entitled to unemployment compensation and will not seek unemployment compensation.

8.  NOTICE.  Any and all notices, requests, demands, directions or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given or made when personally delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as the party to whom the same is intended shall have specified in conformity with the foregoing:

As to Company:                   Kesselring Holding Corporation
2208 – 58th Ave E
Bradenton, Florida  34203

As to Executive:                   Douglas P. Badertscher
3597 Founders Club Drive
Sarasota, FL 34240

9.  INDEMNITY.  Company shall indemnify and hold Executive harmless from and against any and all claims or actions brought by any person or from liabilities, losses, damages, costs, penalties and expenses, including but not limited to attorneys’ fees, costs and interest incurred by counsel of Company's choice, which may be sustained or incurred at any time by reason of Executive’s Performance of the services, responsibilities and duties set out in this Agreement, except that Company shall not indemnify Executive to the extent such claims, actions, liabilities, losses, damages, cost, penalties or expenses arise from Executive’s gross negligence, willful misconduct or criminal conduct.

10.  CONFIDENTIALITY.  Executive shall keep confidential and not use or disclose to others, except as expressly consented to in writing by Company or as required by applicable federal, state and local laws and regulations, any secrets or confidential technology, proprietary information, customer lists, or trade secrets of Company, or any matter, formula, technique or thing ascertained by Executive through association with Company, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of Company. Executive further agrees that upon termination of this Agreement, Executive shall neither take nor retain, without prior written authorization from Company, any papers, patient lists, fee books, records, files, or other documents or copies thereof or other confidential information or formula of any kind belonging to Company pertaining to its clients, business, sales, financial condition, or products. Without limiting other possible remedies to Company for the breach of this covenant, Executive agrees that an injunction or other equitable relief shall be available to enforce this covenant, and such relief to be without the necessity of posting a bond, cash or otherwise.  The parties specially agree that confidential information does not include information that (i) is or becomes available to the public other than as a result of a disclosure by Executive, (ii) was within Executive’s possession prior to the information being furnished to it by Company, during their term of service with Company, or (iii) becomes available to Executive on a non-confidential basis and lawfully from a source other than Company, provided that such other source is not bound by a confidentiality agreement with Company.

11.  NON COMPETITION.

a.
Executive agrees that during the term of this Agreement and for a period of one (1) year following termination or expiration hereof, for any reason, and for one (1) year upon expiration of this Agreement if this Agreement is not earlier terminated, Executive will not directly or indirectly:

(i)
Solicit or contact any clients, potential clients or candidates, except on behalf of Company, or to persuade clients, potential clients or candidates to cease to do business with Company or to reduce the amount of business with Company;

(ii)
Employ or retain, or attempt to employ or retain, or assist anyone else to employ or retain any person who is then, or at any time during the preceding year, an employee, contractor or consultant of Company;

(iii)
Compete with the business of Company.  The term “Compete with the business of Company” shall mean engaging in any business, either as an owner, operator, officer, director, joint venture partner or otherwise, of an entity engaged in any business line also engaged in by the Company in the United States and Canada.  Ownership of 5% or less of any publicly traded business which would otherwise be considered to constitute Competing with the business of Company shall not be in and of itself such competition, however service as an officer, director or agent of any such Company shall constitute such competition;

(iv)	Utilize any of the business plans or methods used by Company, except as an employee, contractor or consultant of Company in furtherance of Executive’s job duties with Company.

b.
Failure of any party at any time to insist upon strict performance of a condition, promise, agreement, or understanding set forth herein, shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such condition, promise, agreement or understanding at a future time.

c.	The parties agree that Company may assign this Agreement, and any successor-in-interest shall have the right to full enforcement of this Agreement. This Agreement shall not be assignable by Executive.

d.
The parties hereto agree that a breach of this Agreement by Executive would cause damages that are not readily ascertainable.  The remedies under this Agreement include but are not limited to, temporary and permanent injunctions, actual damages and any other appropriate remedies at law and in equity.

e.
Notwithstanding the provisions of this Article 11, the covenants contained in this Section 11 shall immediately and automatically terminate in the event (i) Company or its successor-in-interest ceases to do business, or (ii) the Company fails to pay to Executive any of the amounts due under Section 7(c), 7(d) or 7(f) hereof after thirty (30) days written notice that such payment is due; provided, however, notwithstanding the termination of these covenants, Executive shall remain entitled to payments due under Section 7(c), 7(d) and 7(g) as applicable.  Notwithstanding the foregoing, in the event there is dispute as whether Executive has been properly terminated in accordance with Article 7(b) hereof, this covenant shall remain in full force and effect pending resolution of such dispute.

12.  MISCELLANEOUS PROVISIONS.

a.
Florida Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.  If any action, suit or proceeding is instituted as a result of any matter or thing affecting this Agreement, the parties hereby designate Sarasota County, Florida, as the proper jurisdiction and the venue in which same is to be instituted.

b.
No Presumption.  The fact that the first (or later) draft of this Agreement was prepared by counsel for either party shall create no presumptions and specifically shall not cause any ambiguities to be construed against the other party.

c.	Headings. The Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

d.
Binding Effect.  This Agreement shall be legally binding upon and shall operate for the benefit of the parties hereto, their respective heirs, personal and legal representatives, transferees, successors, assigns and beneficiaries.

e.
Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter addressed herein, and all prior understandings and agreements, whether written or oral, between and among the parties hereto relating to the subject matter of this Agreement are merged in this Agreement.  Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement by any belief that the other will waive or modify the provisions of this Agreement in the future.

f.
Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

g.	Counterparts. This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

h.	Modification. This Agreement may only be modified in writing and signed by each of the parties hereto.

i.	Plural and Gender. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

j.
Survival.  All representations, warranties and provisions hereof without limitation shall survive the termination of this Agreement, the liquidation or dissolution of the Corporation, if any, and shall thereby continue in full force and effect at all times hereafter.

k.
No Waiver of Breach.  The waiver or inaction by either party hereto of a breach of any condition of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such party, nor shall it constitute a waiver of that party's rights, actual or inherent.  The failure of any party hereto in any instance to insist upon a strict performance of the terms of this Agreement or to exercise any option herein shall not be construed as a waiver or a relinquishment in the future of such term or option, but that the same shall continue in full force and effect.

l.
Merger.  All prior agreements, discussions or matters heretofore pending between the parties, unless specifically referred to herein, have been merged into this Agreement and no claim or assertion based upon agreements, purported or otherwise, not herein contained shall be binding or enforceable by either party.

m.
Attorneys' Fees and Costs.  If it should become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

n.
Arbitration/Waiver of Jury Trial.  The parties to this Agreement agree to submit any irreconcilable disputes to binding arbitration by an arbitrator approved by the American Arbitration Association (“AAA”) and shall be resolved in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the AAA.  Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the parties in accordance with the Rules.    The arbitration shall be held in such place in Bradenton, Florida as may be specified by the arbitrator (or any place agreed to by the parties and the arbitrator).  The decision of the arbitrator shall be final and binding as to any matters submitted under this Section; provided, however, if necessary, such decision may be enforced in any court having jurisdiction over the subject matter or over any of the parties to this Agreement.  The prevailing party will be entitled to receive from the non-prevailing party all of those costs it incurred including, but not limited to, the fees and costs of its attorneys, paralegals and consultants incurred as a result of such arbitration.

13.  409A.  Notwithstanding any other provision of this Agreement, no amount hereunder shall be payable to the extent that such payment would violate the terms of Internal Revenue Code §409A (“409A”).   Any amount payable under this Agreement which is deferred compensation under 409A shall be subject to the following restrictions:

(i)  Such amount will be payable only at the time and in the form designated herein.   The parties hereto shall not have discretion to agree to a substitute payment in a different amount or payable at a different time or in a different form than specified herein except to the extent that such change in amount, time or form of payment is permissible under 409A.

(ii)  Changes to the time and/or form of payment of such amount shall be allowable only to the extent such change is permitted under 409A.

(iii)  This Agreement shall not apply to any amounts to which the Executive has a legally binding right prior to execution of this Agreement.

(iv)           Such amount may be paid under this Agreement only on the occurrence of an event permitted under 409A including but not limited to separation from service, death or disability (as defined in 409A), unforeseeable emergency (as defined in 409A), a specific time designated herein, or change of control of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: KESSELRING HOLDING CORPORATION

By:	/s/ Clifford Wildes
Clifford Wildes, Chairman

EXECUTIVE:

By:	/s/ Douglas P. Badertscher
Douglas P. Badertscher

SCHEDULE 5(b)

Bonus

Executive shall be entitled to a bonus, accrued and paid quarterly, during the Term of this agreement as follows:

1.	Operating Income Bonus:

A.
During any fiscal year, Executive shall be entitled to a bonus equal to the greater of (i) thirty-five thousand dollars ($35,000) or (ii) three percent (3.0%) of that fiscal year’s Operating Income as reported on the Company’s Form 10-KSB for that particular fiscal year, adjusted for non-cash items including, but not limited to, stock compensation expense and amortization of intangible assets.

B.
The specific bonus amount shall be determined no later than thirty (30) days after the end of each fiscal quarter and shall be due and payable to Executive in three equal installments, the first due within thirty (30) business days after the date of determination, the second due within sixty (60) days after the date of determination, and the third due, subject to adjustment as provided below, within seventy-five (75) days following the date of determination.  In the event the bonus payable is based on a percentage of Operating Income, if the annual audit by Company’s auditors shows a Operating Income different from that previously determined by Company, then an adjustment shall be made to the third payment of the fourth quarter and Executive shall be paid the difference in the event of any underpayment, or in the event of any overpayment, such amount shall be set off against future bonus payments due Executive.

C.	All payments of bonus by Company will be subject to cash availability, and shall be required to be paid no later than 75 days following the end of the quarter in which the bonus payment was accrued.

2.	Acquisition Bonus:

A.
In the event that Company shall acquire any third party business approved for acquisition by the Board of Directors of Company (the “Acquisition Target”), Executive shall be entitled to a bonus equal to ½ of 1% of the Gross Revenue of the Acquisition Target.  Gross Revenue shall be defined as the preceding 12 months gross revenue of the Acquisition Target as reported on the financial statements of the Acquisition Target for the period ending most closely preceding the closing date of the acquisition.  The Acquisition Bonus shall be payable in two equal installments, the first due upon closing and the second due upon Company achieving integration benchmarks as determined in good faith by the Board of Directors of Company in consultation with Executive.

B.
In the event that Company shall acquire any Acquisition Target, Company shall make available to Executive a sum equal to ½ of 1% of the Gross Revenue of the Acquisition Target, for distribution to members of the acquisition and integration teams other than Executive, at the discretion of Executive.

C.	All payments of bonus by Company will be subject to cash availability and will be paid no later than 75 days after such bonus is earned by Executive.

SCHEDULE 5(c)

Stock Awards

Executive shall be eligible to participate in the Company’s 2007 Incentive Stock Plan and shall be eligible to participate in any future employee incentive plans adopted by Company.

In addition to the above, effective as of the Executive’s first date of employment, August 15, 2007, Executive will be issued a Non-statutory Option under the Company’s 2007 Incentive Stock Plan, in accordance with the terms of the Non-statutory Option attached hereto.